EXHIBIT 12.1

Ladenburg Thalmann Financial Services Inc.
Ratio of Earnings to Fixed Charges
and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
(dollars in thousands)
(unaudited)

	Nine Months Ended September 30,	Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges

Income (loss) before income taxes	$7,976	$2,404	$(14,892)	$(12,302)	$(10,090)	$(17,604)
Add: Fixed charges	6,845	17,534	26,741	7,814	4,344	4,999

Income (loss) before income taxes and fixed charges	$14,821	$19,938	$11,849	$(4,488)	$(5,746)	$(12,605)

Fixed Charges:
Total interest expense	$5,193	$15,438	$24,541	$6,543	$3,241	$3,977
Interest factor in rents (1)	1,652	2,096	2,200	1,271	1,103	1,022

Total fixed charges	$6,845	$17,534	$26,741	$7,814	$4,344	$4,999

Ratio of earnings to fixed charges	2.2	1.1	*	*	*	*

* Deficiency of earnings available to cover fixed charges	$—	$—	$(14,892)	$(12,302)	$(10,090)	$(17,604)

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

Income (loss) before income taxes	$7,976	$2,404	$(14,892)	$(12,302)	$(10,090)	$(17,604)
Add: Fixed charges	6,845	17,534	26,741	7,814	4,344	4,999

Income (loss) before income taxes and combined fixed charges and preferred stock dividends	$14,821	$19,938	$11,849	$(4,488)	$(5,746)	$(12,605)

Fixed Charges:
Total interest expense	$5,193	$15,438	$24,541	$6,543	$3,241	$3,977
Interest factor in rents (1)	1,652	2,096	2,200	1,271	1,103	1,022
Preferred stock dividends (2)	19,638	11,518	—	—	—	—

Total combined fixed charges and preferred stock dividends	$26,483	$29,052	$26,741	$7,814	$4,344	$4,999

Ratio of earnings to combined fixed charges and preferred stock dividends	*	*	*	*	*	*

* Deficiency of earnings available to cover fixed charges and preferred stock dividends	$(11,662)	$(9,114)	$(14,892)	$(12,302)	$(10,090)	$(17,604)
(1) One-third of rent expense is the portion deemed representative of the interest factor.
(2) The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.